Exhibit 99.1

To our shareholders;

The past year has been an active and productive year for Neuralstem. The Company made major strides in all of its important Business and Science endeavors. We began by adding two outstanding Independent Directors; William C. Oldaker and Scott Ogilvie and an experienced and talented Public Company CFO in John Conron (bios inside); The Company also retained the services of an experienced public company auditing firm Stegman & Company. In conjunction with these additions, the Company listed its stock on the American Stock Exchange, creating additional liquidity and ease of transactions for our shareholders.

The Company strengthened its balance sheet, increasing Owners Equity from $1.6 to $6.8 Million and cash on hand from $1.8 to $7.4 Million during the year. We raised $5.2 Million from in private placements and $4.6 Million through the exercise by shareholders of various warrants. The Company was able to do this at progressively higher valuations through out the year with each successive raise.

On the Business front, the Company brought in its first Strategic Partner in CJ Corp. one of Korea’s largest and most successful conglomerates. CJ was started by the Founder of Samsung, and was one of the four companies put together to create Samsung. It was “spun out” roughly 15 years ago with an empire including Billions of dollars of revenue in enterprises from Agriculture, Entertainment and Media, to Bio Pharma. While the Parent Company made the investment in Neuralstem, it is the Bio Pharma company that we interact with operationally. CJ purchased $2.5 million worth of common stock at $4.06/share in exchange for an exclusive option to license our spinal cord cell products, for markets in the Far East. The terms of any actual license(s) to come (up front payments, milestone payments and royalties) will be negotiated after the completion of our first successful trial. CJ spent a year in due diligence on the scientific merit of our technology, the sustainability of our international patent effort and likelihood of being able to implement our business plan, before making this important investment. This deal was an industry “first” and as shareholders you should take great comfort in CJ’s validation of our Company. Most importantly, CJ has the regulatory, marketing and distribution resources and experience to move our products into the booming markets of the far east.

On the all important “Science” front, the Company moved inexorably towards the first human trials for its Spinal Cord neural stem cells. In December we signed an agreement with the University of Pennsylvania Medical School to create the protocol for a clinical trial to treat Ischemic Spastic Paraplegia. And in August we signed an agreement with the University of Michigan to do the work required to move our cells into a trial for ALS (Lou Gehrig’s disease) with world renowned ALS researcher Dr. Eva Feldman as our Principal Investigator.

CREATING CURES FROM THE FRONTIER OF NEUROBIOLOGY

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We had, of course, expected the first human trial to be the trial for Ischemic Spastic Paraplegia, and we had expected to file the IND late in 2007. The Company now plans to submit the ALS IND first, and, assuming FDA approval, begin this historic, first in human trial later in the year. Financial and other resource calculations will impact our decision on whether or not we are prepared to conduct a second, simultaneous trial, and thus will affect the decision of when to file the Ischemic Spastic Paraplegia IND.

Management feels strongly that ALS provides a superior vehicle for demonstrating the safety and efficacy of our technology in a meaningful way, and with a more concrete commercialization path. It is a terrible disease that is always fatal, and most patients die within two to three years from diagnosis. There are no treatments which either delay the onset of the symptoms, or improve the quality of life for the patients, and extend their lives. The Company now believes that it has the pre clinical evidence of efficacy and safety created by scientists at Johns Hopkins, UCSD and Michigan necessary to justify moving ALS to our top priority. There are roughly 30,000 ALS patients in the U.S. at any one time, and 5,000 new patients diagnosed each year. The opportunity to have the ALS program championed by one of the world’s top ALS research institutes has caused some delays as we transition from Ischemic Paraplegia to ALS for the first trial; but it also adds tremendous value to our program, and in the long run will prove well worth it for all the stakeholders in this technology.

So in summary, 2007 has been a year of continual “upgrading” and progress on the Corporate, Financial and Product Development fronts. We believe that 2008 will demonstrate the value added by these accomplishments as the Company moves into historic first in human trials, and begins to build a global brand through deals like the CJ deal.

Sincerely

I. Richard Garr
Chief Executive Officer
Neuralstem, Inc.